Lucas Energy, Inc. 8-K

Exhibit 10.1

PROMISSORY NOTE

(Secured by, among others, Security Agreement and Mortgage,
Deed of Trust, Assignment, Security Agreement,
Financing Statement, and Fixture Filing)

Date: August 15, 2016

Maker:

CATI Operating, LLC, a Texas Limited Liability Company (“CATI”)

Maker’s Mailing Address:

450 Gears Road, Suite 860

Houston, Texas 77067

Attention: Anthony C. Schnur

Holder/Payee:

Louise H. Rogers, as her separate property (“Rogers”)

Holder/Payee’s Mailing Address:

c/o Sharon E. Conway

ATTORNEY AT LAW

2441 High Timbers, Suite 410

The Woodlands, Texas 77380-1052

The terms “CATI” and “Rogers” and other nouns and pronouns include the plural if more than one exists. The terms “CATI” and “Rogers” also include their respective heirs, personal representatives, and assigns. CATI and Rogers are collectively referred to in this Note as the “Parties.”

Place for Payment (including county):

2512 Alta Mira

Tyler, Smith County, Texas 75701-7301

(Paid via wire transfer as set forth below)

Principal Amount:

One Million and No/100 Dollars ($1,000,000.00)

Interest Rate:

Twelve Percent (12%) per annum

Maturity Date:

The entire principal balance remaining and all accrued interest is due and payable on or before November 9, 2016 (the “Maturity Date”).

Letter Loan Agreement:

This Note is agreed by all parties to be subject to the terms of that certain Letter Loan Agreement dated as of August 13, 2013, by and between Lucas Energy, Inc. (“LEI”), and CATI as LEI’s assignee, and Rogers, together with all amendments and other modifications (including but not limited to the Amended Letter Loan Agreement dated as of March 14, 2014, the Second Amended Letter Loan Agreement dated as of November 13, 2014, and the December 2015 Amendment dated as of December 14, 2015) from time to time made to it (the “Letter Loan Agreement”). Capitalized terms used but not defined in this Note shall have the meaning assigned to them in Schedule A to the Letter Loan Agreement, or in the Security Agreement if not defined in the Letter Loan Agreement.

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Terms of Payment (principal and interest):

Payments of principal and interest shall be made monthly as follows:

All cash derived from CATI shall be held in the Cash Flow Lock Box Account (to be established) and shall be applied in payments in the following order (the “Waterfall”):

(1)	80% of the cash flow shall be applied in the following order:
a.	payment of fees and interest and then principal to this Term Loan, then
b.	payment of fees and interest and then principal of the existing Rogers Note dated August 13, 2013 (as amended); and
(2)	20% of the cash flow shall be applied in the following order:
a.	payment of CATI lease operating expenses and other direct operating expenses of CATI, then
b.	payment of CATI maintenance capital expenditure, as reviewed and agreed to by Rogers’ designated representatives, acting reasonably; provided that an agreement shall be required for capital expenditures incurred in connection with regulatory or environmental compliance of not more than $20,000 per occurrence and $100,000 in the aggregate per annum.

Late Payments: Late payments shall be subject to a fee of three percent of the total amount of the payment (principal and interest) that is late. Each payment must be received on or before its due date. Any payment not received on or before its due date is considered late.

Payments of Principal: All payments of principal shall be made by wire transfer using the following wiring instructions or pursuant to written instructions that may be provided by Rogers from time to time.

Any and all wire transfer fees shall be paid for by CATI and the amount wired shall be adjusted in the amount necessary to ensure that the total amount received into Rogers’ account is the total amount of the interest and principal (if applicable) due.

Payments of Interest: All interest payments shall be made by CATI check on good funds made payable to “Louise H. Rogers, as her separate property,” and shall be sent via Federal Express to Mrs. Rogers at her address in Tyler, Texas, set forth above. CATI shall ensure that the Federal Express package delivery date is on or before the due date for the interest payment. If the payment is not received by Rogers on or before the due date, it is considered late.

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Notice of Payment: Immediately upon receiving confirmation that each wire transfer of a principal payment has been completed, CATI shall send via e-mail to Rogers’ attorney, Sharon E. Conway, a copy of the confirmation. Contemporaneously with sending each interest payment, CATI shall scan the payment check and the transmittal letter to Mrs. Rogers into PDF format and shall e-mail the scanned copies of the check and transmittal letter, along with the Federal Express tracking number for delivery, to Ms. Conway. These notifications allow Ms. Conway to verify timely payment. Failure to send either of these confirmations to Ms. Conway shall constitute an Event of Default.

Mandatory Prepayment: The Letter Loan Agreement sets forth the terms and conditions under which CATI is required to make prepayments of principal or the Indebtedness evidenced by this Note.

Annual Interest Rate on Matured,

Unpaid Amounts (Default Rate):

Eighteen Percent (18%) per TEXAS FINANCE CODE

Chapters 306 and 303

Security for Payment:

The Letter Loan Agreement (as amended) describes in detail the security for this Note, and it as well as the Security Agreement between LEI (and now CATI as LEI’s assignee) and Rogers dated August 13, 2013 (the “Security Agreement”), and the Mortgage, Deed of Trust, Assignment, Security Agreement, Financing Statement, and Fixture Filing issued by LEI in favor of Rogers dated August 13, 2013, and any other security agreements and deeds of trust between Rogers and LEI (and CATI as assignee of LEI) are all incorporated by reference into this Note for all purposes as if fully set forth at length. In addition, LEI shall guarantee this Note pursuant to the terms of a separate Loan Guaranty Agreement dated August 15, 2016, and shall pledge as additional collateral for this Note its ownership interest in CATI.

Promise to Pay.    CATI promises to pay to the order of Louise H. Rogers at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. Any amounts under this Note remaining unpaid as of the due date shall be due and payable no later than the Maturity Date.

Prepayment.  CATI may prepay this Note without penalty.

Application of Payments.   Payments under this Note shall be applied first to accrued and unpaid interest and the balance, if any, to principal. Any allowed or mandatory prepayment of this Note shall also be accompanied by the payment of all accrued and unpaid interest on the amount prepaid. Partial prepayments of this Note shall be applied to the installments in the inverse order of their maturities.

Default and Acceleration.   If an Event of Default under this Note, the Letter Loan Agreement, the Security Agreement, or any other document ancillary to this Note between Rogers and either CATI or LEI occurs and CATI or LEI (as applicable) fails to cure the Default within the applicable cure period (if any), then in that event Rogers shall have the option to declare, in writing, the entire unpaid balance of principal and accrued interest immediately due and payable. CATI and each surety, guarantor, and endorser all waive any and all notices, demands for payment, presentations for payment, notices of intent to accelerate maturity, notices of acceleration, protests, and notices of protest. All definitions and provisions contained in the Letter Loan Agreement, the Security Agreement, and any and all other security instruments between CATI and Rogers related to default and all other matters in the Loan Documents apply to this Note.

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Usury Compliance.   The Parties to this Note intend to comply with the usury laws applicable to this Note. Accordingly, the Parties agree that no provision in this Note or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law. If any excess interest is provided for or contracted for in this Note, or charged to CATI or any other person responsible for payment, or received by Rogers, or if any excess interest is adjudicated to be provided for or contracted for under this Note or adjudicated to be received by Rogers or her assignee or successor, then the Parties expressly agree that this paragraph shall govern and control and that neither CATI nor any other party liable for payment of the Note shall be obligated to pay the amount of excess interest. Any excess interest that may have been collected shall be, at Rogers’ option, either applied as credit against any unpaid principal amount due or refunded to CATI. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

Attorney’s Fees and Expenses During Term of Note.   CATI understands and agrees that, as a part of the consideration given to Rogers for entering into this Note, it shall be responsible for and shall pay all actual attorney’s fees and all expenses incurred by Rogers in preparing this Note and the other Loan Documents, as well as any and all other documents deemed necessary by its legal counsel for this transaction. CATI shall also be responsible for and shall pay any other fees and expenses incurred by Rogers’ attorney during the term of this Note (including any extensions of this Note) for verifying compliance, in making any amendments or extensions to any documents related to this transaction, in confirming payment in full of the loan, release of any UCC filings, and any other fees and/or expenses incurred that relate in any way to this transaction, subject to the limitations to these fees set forth in the Letter Loan Agreement (as amended). Rogers’ attorney shall invoice these fees and expenses directly to CATI and CATI shall pay these fees and expenses by check on good funds delivered to Rogers’ attorney at the address provided for payment on each invoice within fifteen calendar days of the date of the invoice. Invoices sent to CATI for these attorney’s fees and expenses that are not promptly paid shall accrue interest at the rate of 18% per annum from the due date until paid in full. CATI understands and agrees that any and all UCC-1 filings, the Security Agreement, the Letter Loan Agreement, and all of the other Loan Documents shall remain in full force and effect and shall not be released until all amounts due and owing by CATI under all provisions of this Note; the August 13, 2013, Note (as amended); the Security Agreement; the Letter Loan Agreement (as amended); and any and all other agreements and any amendments to those Loan Documents and agreements between Rogers and CATI are paid in full by CATI.

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Attorney’s Fees and Costs of Collection upon Default.   If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then CATI shall pay all of Rogers’ actual attorney’s fees, all costs of collection, all expenses of litigation, and all costs of court incurred in addition to any and all other amounts due.

Additional Terms and Conditions.   The Term Loan Financing/Summary of Terms agreement dated August 12, 2016, between CATI and Robertson Global Credit, LLC (the “Summary of Terms”), a true copy of which is attached to this Note as Exhibit A, contains additional terms, conditions, and fees related to this Note. The Summary of Terms is incorporated by reference into this Note for all purposes as if fully set forth at length. If there is any conflict in terms or provisions between this Note and the Summary of Terms, this Note shall control. As to any items included in the Summary of Terms but not in this Note, the Summary of Terms shall control.

Additional Documents.   Incorporated by reference into this Note for all purposes as if fully set forth at length are all of the other Loan Documents as defined in the Security Agreement, the Ownership Interest Pledge Agreement between LEI and Rogers dated August 15, 2016, and the Guaranty Agreement by LEI to Rogers dated August 15, 2016, all as amended or restated from time to time.

Venue and Jurisdiction; Waiver of Jury Trial.   This Note is fully performable in Montgomery County, Texas. All Parties agree that jurisdiction for any dispute under this Note lies in the state district courts of Montgomery County, Texas. All Parties agree to waive their respective rights to trial by jury of any dispute under this Note and that all disputes will be submitted to the court for determination.

Amendment and Assignment.   This Note may not be amended or modified in any manner without the express written consent of Rogers or her attorney. Neither CATI nor Rogers may assign any of their rights or obligations under this Note without the express written consent of the other Party.

Maker:

CATI OPERATING, LLC, a Texas Limited Liability Company

By:	/s/ Anthony C. Schnur	Date of Signature: August 25, 2016
ANTHONY C. SCHNUR
Chief Executive Officer

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